Exhibit 16.1

U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549	December 24, 2015

Re:	Akari Therapeutics Plc (previously known as Celsus Therapeutics Plc)

File No. 001-36288

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Akari Therapeutics Plc (previously known as Celsus Therapeutics Plc) dated December 24, 2015, and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Tel Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
December 24, 2015	A Member of EY Global